Exhibit 10.5

UNITRIN, INC.

2005 Restricted Stock and Restricted Stock Unit Plan,

as amended and restated effective February 3, 2009

As of 2/3/09

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16.12	No Constraint on Corporate Action	14

16.13	Governing Law	14

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Unitrin, Inc.

2005 Restricted Stock and Restricted Stock Unit Plan,

as amended and restated effective February 3, 2009

Article 1 Establishment, Purpose, and Duration

1.1 Establishment. Unitrin, Inc., a Delaware corporation (hereinafter referred to as the “Company”), established the 2005 Restricted Stock and Restricted Stock Unit Plan (hereinafter referred to as the “Plan”), effective May 4, 2005 (the “Effective Date”).

This Plan permits the grant of Restricted Stock and Restricted Stock Units.

1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees and to provide a means whereby those individuals upon whom the responsibilities for the successful administration and management of the Company depend can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2 Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” means any person or entity controlled directly or indirectly by the Company, whether by equity ownership, contract or otherwise and shall include direct or indirect subsidiaries of the Company and mutual companies the management of which is controlled by the Company and its subsidiaries.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, a grant under this Plan of Restricted Stock or Restricted Stock Units, in each case subject to the terms of this Plan.

2.4 “Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award.

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2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

2.8 “Committee” means the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer this Plan.

2.9 “Company” means Unitrin, Inc., a Delaware corporation, and any successor thereto as provided in Article 15 herein.

2.10 “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m).

2.11 “Disability or Disabled” when used with respect to a particular Participant, means a physical or mental condition that: (i) is of a type that would generally trigger benefits under the Company’s long-term disability plan (as in effect from time to time), whether or not such Participant is actually enrolled in such plan; or (ii) in the absence of any such plan, would cause such Participant to be unable to substantially perform his or her duties as an Employee, as determined in the sole discretion of the Committee. Notwithstanding the foregoing, if an Award of Restricted Stock Units becomes subject to the requirements of Article 10, the term “disabled” shall be defined as required under Section 409A.

2.12 “Effective Date” has the meaning set forth in Section 1.1.

2.13 “Employee” means any employee of the Company, its subsidiaries and/or Affiliates, and may include, by specific designation of the Committee, other natural persons who provide bona fide services as a consultant or advisor to the Company, its subsidiaries and/or Affiliates, provided that such services may not be in connection with the offer or sale of securities in a capital-raising transaction or, directly or indirectly, the promotion or maintenance of a market for the Company’s securities.

2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15 “Fair Market Value” or “FMV” as used to refer to the price of a Share on a particular day, means the closing price for the common stock for that day as subsequently reported by the New York Stock Exchange (or such other exchange on which the Shares of common stock are primarily traded), or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to reflect the fair market value of the common stock).

2.16 “Insider” means an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

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2.17 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.18 “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) and the applicable regulations thereunder for certain performance-based compensation, if any, paid to Covered Employees.

2.19 “Performance Measures” means measures as described in Article 8 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.20 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.21 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 6.

2.22 “Plan” means the 2005 Restricted Stock and Restricted Stock Unit Plan.

2.23 “Plan Year” means the calendar year.

2.24 “Restricted Stock” means an Award granted to a Participant pursuant to Article 6.

2.25 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 6, except that no Shares are actually awarded to the Participant on the date of grant.

2.26 “Retirement” or “retires” means the voluntary termination of a Participant’s employment with the Company and/or its subsidiaries or Affiliates after attaining age 55.

2.27 “Section 162(m)” means Section 162(m) of the Code, or any successor provision, and the regulations, rulings and other guidance issued thereunder.

2.28 “Section 409A” means Section 409A of the Code, or any successor provision, and the regulations, rulings and other guidance issued thereunder.

2.29 “Share” means a share of common stock of the Company, $0.10 par value per share.

Article 3 Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may retain attorneys, consultants, accountants, or other advisors and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such advisors The fees of any such advisors shall be paid by the Company. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, beneficiaries, the Company, and all other interested individuals.

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3.2 Authority of the Committee. The Committee shall have full and, except as otherwise expressly provided in this Plan, exclusive, power and discretion: (a) to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper; (b) to select Award recipients; (c) to establish the terms and conditions of all Awards, including the terms and conditions set forth in Award Agreements; (d) to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company; and (e) subject to Article 13, to adopt modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the jurisdictions in which the Company, its Affiliates, and/or its subsidiaries operate or may operate.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its subsidiaries or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Board may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards and the terms and conditions of such Awards; provided, however, (i) the Board shall not authorize any such officer to grant Awards to himself or herself, nor to any Employees who are considered Insiders; (ii) the resolution providing such authorization must specify the total number of Shares that may be covered by all Awards in the aggregate that are granted by such officer(s); and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4 Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants under this Plan on or after the Effective Date (the “Share Authorization”) shall be one million (1,000,000) Shares.

4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (“Annual Award Limit”) shall apply to grants of such Awards under this Plan. The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be one hundred thousand (100,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Restricted Stock or Restricted Stock Units as of the close of the previous Plan Year.

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4.4 Adjustments in Authorized Shares. If the number of outstanding Shares is increased or decreased through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in: (a) the maximum number of Shares that may be issued under this Plan, (b) the number of Restricted Stock Units outstanding under existing Awards, and (c) the Award limit specified in Section 4.3. In the event that the Shares are changed into or exchanged for a different kind of shares or other securities of the Company through transactions of the type referenced above, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and kind of securities that may be issued under this Plan or under particular forms of Awards, the number and kind of securities subject to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 13, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Article 5 Eligibility and Participation

5.1 Eligibility. All Employees shall be eligible to participate in this Plan.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee (or an officer authorized under Section 3.3 hereof) may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6 Restricted Stock and Restricted Stock Units

6.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee (or an officer authorized under Section 3.3), at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee (or such officer) shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant. The terms of any such Restricted Stock Units shall be specified in the Award Agreement. Subject to the provisions of applicable law, the Board may by resolution authorize Shares of Restricted Stock to be issued in book entry or similar non-certificated form, or by “DWAC” or similar electronic transfer to a brokerage or other account of the Participant. In the absence of such a resolution, all Shares of Restricted Stock shall be evidenced by certificates.

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6.2 Restricted Stock or Restricted Stock Unit Agreement. Each Award of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee (or an officer authorized under Section 3.3) shall determine, including, without limitation, such provisions as the Committee shall determine, in its discretion, are necessary or advisable to comply with Article 10 of this Plan.

6.3 Other Restrictions. The Committee (or an officer authorized under Section 3.3) may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it (or such officer) may deem advisable including, without limitation, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, or time-based restrictions on vesting following the attainment of the performance goals.

To the extent deemed appropriate by the Committee, the Company may retain any certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 6, and subject in all cases to the requirements of applicable law, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

6.4 Certificate Legend. To the extent that certificates are issued to evidence Shares of Restricted Stock, then in addition to any legends placed on certificates pursuant to Section 6.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Unitrin, Inc. 2005 Restricted Stock and Restricted Stock Unit Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Unitrin, Inc.

6.5 Voting Rights. Issued and outstanding Shares of Restricted Stock shall at all times possess the same voting rights as all other issued and outstanding Shares. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

6.6 Dividends and Dividend Equivalents. Issued and outstanding Shares of Restricted Stock shall be entitled to dividends if, as and when declared by the Board with respect to the Company’s Shares on the same basis and on the same payment dates as all other issued and outstanding Shares. The Committee may grant dividend equivalents with respect to any Restricted Stock Units. The terms and conditions of such dividend equivalents, including the rate per Unit, timing of payment and other requirements, shall be established by the Committee in its discretion, subject to the requirements of Article 10 of this Plan.

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6.7 Termination of Employment.

(a) Death or Disability. Unless otherwise determined by the Committee at the time of grant and set forth in a Participant’s Award Agreement, upon a Participant’s termination of employment due to death or Disability, all restrictions on such Participant’s Shares of Restricted Stock and/or Restricted Stock Units shall lapse and such Shares and/or Units shall be considered vested.

(b) Retirement. If a Participant retires, but continues to render services to the Company or any of its subsidiaries or Affiliates as a director, or as a consultant or advisor pursuant to a written agreement, then all Shares of Restricted Stock and Restricted Stock Units held by such Participant shall remain outstanding and in full force and effect in accordance with their terms so long as such Participant continues to render such services. Thereafter, if a Participant ceases to render such services (other than as a result of death or Disability), all of the unvested Shares of Restricted Stock and Restricted Stock Units such Participant holds at the time of the cessation of such services shall be forfeited to the Company. If a retired Participant ceases to render such services as a result of death or Disability, all restrictions on such Participant’s Shares of Restricted Stock and/or Restricted Stock Units shall lapse and such Shares and/or Units shall be considered vested.

(c) Other Termination Events. In the event a Participant’s employment terminates for any reason other than death, Disability or retirement, including but not limited to, termination with or without cause by the Company, its Affiliates, and/or its subsidiaries, or voluntary termination by the Participant, all of the unvested Shares of Restricted Stock and Restricted Stock Units a Participant holds at the time of such termination shall be forfeited to the Company.

(d) Sale or Divestiture of Employer. In the event that the Company sells or divests its controlling interest in any subsidiary or if its control of an Affiliate ceases, then all of the unvested Shares of Restricted Stock and Restricted Stock Units held by Employees of such subsidiary or Affiliate shall be forfeited to the Company at the time of such sale or divestiture or cessation of control, as the case may be.

(e) Other Provisions. The Committee may, in its discretion, approve termination provisions in connection with particular Awards or Participants that differ from the terms of this Section 6.7 to the extent such provisions: (i) are consistent with Section 162(m), if and as applicable; and (ii) do not adversely affect any Award previously granted under this Plan in any material way without the written consent of the Participant holding such Award.

6.8 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

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Article 7 Transferability of Awards

7.1 Transferability. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

7.2 Domestic Relations Orders. Without limiting the generality of Section 7.1, no domestic relations order purporting to authorize a transfer of an Award or any interest in an Award shall be recognized as valid.

Article 8 Performance Measures

8.1 Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 8, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Operating earnings per share;

(c)	Net sales or revenue growth;

(d)	Operating income and/or average increase in dollars of operating income of the Company or any of its Subsidiaries or operating units;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, investment portfolio performance returns or yields, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

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(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Bad debt experience;

(r)	Reduction in costs;

(s)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(t)	Insurance company underwriting income, combined ratios, loss ratios or expense ratios.

Any Performance Measure(s) may be defined in accordance with generally acceptable accounting principles or otherwise, and may be used to measure the performance of the Company, subsidiary, and/or Affiliate as a whole or any business unit of the Company, subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 8.

8.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or a successor pronouncement) and/or in the Company’s periodic reports filed with the Securities and Exchange Commission for periods within the applicable year, and (f) acquisitions or divestitures. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

8.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward so as to enrich the Award. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

8.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) and base vesting on Performance Measures other than those set forth in Section 8.1.

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Article 9 Arbitration

The Committee may, as a condition to granting an Award, require that a Participant agree in writing to submit all disputes or claims arising out of or relating to any such Award to binding arbitration in accordance with such terms as the Committee shall prescribe.

Article 10 Compliance with Section 409A

10.1 409A Compliance. Any Award that is granted under this Plan shall be designed and administered so that the Award is either exempt from the application of, or compliant with, the requirements of Section 409A To the extent that the Committee determines that any Award granted under this Plan is subject to Section 409A, the Award Agreement shall include such terms and conditions as the Committee determines, in its discretion, are necessary or advisable to avoid the imposition on the Participant of an additional tax under Section 409A. Notwithstanding any other provision of this Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, adjusted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant; and (ii) if an Award Agreement provides for the deferral of compensation within the meaning of Section 409A, no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such participant’s separation from service (as defined in Section 409A) or, if earlier, the date of the participant’s death. Although the Company intends to administer this Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A, the Company does not warrant that any Award under this Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of the grant, holding, vesting, exercise or payment of any Award under this Plan.

10.2 Deferrals. Subject to the requirements of Section 10.1 of this Plan, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to an Award of Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, prior to requiring or permitting such deferral election, establish written rules and procedures for such payment deferrals that are intended to comply with the requirements of Section 409A including, without limitation, the time when a deferral election can or must be made, the period of the deferral, and the events that would result in payment of the deferred amount.

Article 11 Rights of Participants

11.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its subsidiaries, to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its subsidiaries and, accordingly, subject to

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Articles 3 and 13, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its subsidiaries.

11.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

11.3 Rights as a Shareholder. No Participant shall have any of the rights or privileges of a shareholder with respect to Shares covered by any Award until Shares shall have been issued and delivered: (a) to the Participant in the form of certificates, (b) to a brokerage or other account for the benefit of the Participant either in certificate form or via “DWAC” or similar electronic means, or (c) to a book entry or direct registration account in the name of the Participant, including a book entry account at the Company’s transfer agent during the period(s) prior to which Shares of Restricted Stock have not vested.

Article 12 Change of Control

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding Shares of the Company to another corporation, this Plan shall terminate; provided, however, that notwithstanding the foregoing, the Board shall provide in writing in connection with such transaction for any one or more of the following alternatives (separately or in combinations): (i) all restrictions on outstanding Awards shall immediately lapse; (ii) for the assumption by the successor corporation of the Awards theretofore granted or the substitution by such corporation for such Awards theretofore granted of new Awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of this Plan by such successor corporation in which event this Plan and the Awards therefore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Awards; provided, however, that if any such Award is subject to Section 409A, the timing of a payment with respect to such Award shall not be accelerated except to the extent permitted by Section 409A. To the extent permitted by Article 10, at the discretion of the Committee, any Award Agreement may contain provisions which differ from the provisions set forth in this Article with regard to vesting upon the happening of events within the scope of this Article 12.

Article 13 Amendment, Modification, Suspension, and Termination

13.1 Amendment, Modification, Suspension, and Termination. Subject to Sections 10.1 and 13.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided, however, that, no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. Furthermore, no amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 162(m) or Section 409A, except as permitted by such applicable Section.

13.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without

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limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

13.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

Article 14 Withholding

14.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount of any taxes which the Company may be required to withhold with respect to any taxable event arising from such Participant’s Awards.

14.2 Share Withholding. Unless a different form of remittance is agreed to in writing by the Company pursuant to Section 14.1, upon the lapse of restrictions on a Participant’s Restricted Stock and Restricted Stock Units, or any other taxable event arising as a result of an Award granted hereunder, the Company shall withhold Shares having a Fair Market Value equal to the amount of the tax withholding requirements with respect to any such taxable event based on minimum statutory withholding rates for federal and state purposes, including payroll taxes.

Article 15 Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 16 General Provisions

16.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, violation of material Company, Affiliate, and/or subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its subsidiaries.

16.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

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16.3 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.4 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.5 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies or national securities exchanges that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable securities, “Blue Sky” or other laws that the Company determines to be necessary or advisable.

16.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.7 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

16.8 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

16.9 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general assets of the Company, a subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

16.10 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

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16.11 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

16.12 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

16.13 Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware and Illinois, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

14	As of 2/3/09